                               ASSET PURCHASE AGREEMENT


       THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 29th day of October, 1997 by and among Pegasus Medical Group, Inc, a California professional corporation, or its assignee ("Buyer"); and Marvin L. Ginsburg, M.D., Medical Corporation d/b/a A.V. Western Medical Group, Inc., a California corporation ("Seller"), and J. Robert West, the sole shareholder of Seller.

                                      RECITALS:

       WHEREAS, Seller is the owner and operator of clinics located at 2151 E. Palmdale Boulevard, Palmdale, California and 2783 W. Avenue L, Lancaster, California (the "Clinics"); and

       WHEREAS, Seller owns or leases certain real estate, and the furniture and equipment, inventory, supplies and certain other personal property and assets utilized by Seller in connection with the ownership and operation of the Clinics; and

       WHEREAS, Buyer desires to acquire such property and assets, but no liabilities other than as set forth in this Agreement; and

       WHEREAS, Buyer and Seller desire to provide for the sale of certain assets to Buyer;

       NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Seller agrees to sell, assign, transfer and deliver to Buyer the assets described herein and Buyer agrees to purchase or accept assignment and transfer of such assets from Seller, on the terms and conditions provided in the Agreement.

                                      ARTICLE I

                                     DEFINITIONS

       "ACCOUNTS RECEIVABLE" means all accounts and notes receivable, negotiable instruments and chattel paper the rights to which were generated by the Clinics, and other evidences of indebtedness of, and rights to receive payments from, any persons that relate to the Business prior to the Closing.

       "ASSETS" means all right, title and interest in and to the assets and properties, tangible and intangible, of and pertaining to or used at or in connection with the Business, including without limitation all of Seller's right, title and interest in the following, in each case to the extent transferable:

       (a) Equipment, furniture, office furnishings, tools and similar property owned by Seller and used in connection with the Business, including, but not limited to, such assets listed on Schedule 1(a) ("Equipment").

       (b) Current and useable inventory of supplies, pharmaceuticals, janitorial and office supplies and other disposables and consumables on hand or under order for use in the Clinics (the "Inventory") as of the Closing Date.

       (c) Seller's rights and obligations under the Leases or replacement leases separately negotiated by Buyer.

       (d)    Seller's rights and obligations under the Contracts.

       (e)    Permits, to the extent transferable under applicable law.

       (f) Rights of recovery, rights of set-off, claims and causes of action accruing as a result of the ownership and operation of the Clinics, and all other claims and rights of Seller under or pursuant to all warranties, representations and guarantees (express or implied made by suppliers in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets).

       (g) All other tangible and intangible assets used in connection with the Business, including specifically trade names, service marks and service names, and applications therefor, and all intellectual property, telephone numbers, and goodwill relating to the Business.

       (h) To the extent transferrable under applicable law, (i) all books, records, document, files and other writings used in connection with the Business, including, without limitation, all patient medical records, and
(ii) all personnel records of employees of Seller hired by Buyer.

       (i) Data processing programs, software programs, computer printouts, data bases and hardware and related items used in the conduct of the Business, including accounting, invoices, auditing and data processing bases and programs, but excluding therefrom the Excluded Assets.

       "ASSUMED LIABILITIES" has the meaning set forth in Section 2.2.

       "BUSINESS" means Seller's business of owning assets in connection with, and operating, the Clinics.

       "CLOSING" means the consummation of the transactions contemplated herein.

       "CLOSING DATE" means a mutually agreeable date following Seller meeting the conditions of Closing of Article 7, but no later than October 31, 1997.

       "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

       "CONTRACTS" means those agreements, contracts, Payor Contracts, purchase orders, licenses, instruments or commitments listed on Schedule 1(b) to which Seller is a party or by which it is bound that is assumed by Buyer hereunder and that relates to the Business or the Assets, whether oral or written, but excluding all Leases and excluding all documents evidencing debt of the Seller to any person.

       "DISCLOSURE SCHEDULE" means a schedule jointly prepared by Seller and Buyer to be attached hereto which sets forth the exceptions to the exceptions to the representations and warranties contained in Articles III and IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule that is included in the Disclosure Schedule.

       "EFFECTIVE DATE" means the date of this Agreement.

       "ENCUMBRANCES" means all security interests, liens, pledges, claims, charges, encumbrances, encroachments, rights of first refusal, conditional sales agreements, options, mortgages, indentures, easements, licenses, restrictions or other covenants, agreements, understandings, obligations, defects or irregularities affecting title to, or ownership of, any of the Assets.

       "ENVIRONMENTAL CLAIMS" means all accusations, allegations, notices of violation, liens, claims, demands, suits or causes of action for any damage, including without limitation, personal injury, property damage (including any depreciation of property values), lost use of property, or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws.

       "ENVIRONMENTAL CONDITIONS" means the state of the environment, including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata, or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, or threatened release of Hazardous Substances by the Seller or its predecessors or successors in interest or by their representatives. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Substances migrating from or otherwise emanating from or located on property owned or occupied by Seller.

       "ENVIRONMENTAL LAWS" means all federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits, or demand letters issued, promulgated, or entered pursuant thereto, relating to pollution or protection of the environments (including without limitation ambient air, surface water, ground water, land surface, or subsurface strata). Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, California Health & Safety code Sections 25100, ET SEQ., 25249.5 ET SEQ.,


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

39000 ET SEQ., as amended, and the California Water Code Section 13000 ET SEQ., as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

       "EXCLUDED ASSETS" means the following assets of Seller which are not to be acquired by Buyer:

       (i)    All amounts of cash or cash equivalents;

       (ii)   Any and all Accounts Receivable;

       (iii)  Artwork belonging to Marvin Ginsburg, M.D. and described on
Schedule 1(c);

       (iv) Risk pools, withholds or any profit sharing funds related to services performed prior to the Closing (prorated for any partial years); and

       (v)    Any Asset the ownership of which by Buyer is prohibited by Law.

       "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

       "HAZARDOUS MATERIALS" means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic, radioactive or otherwise hazardous substances or materials including but not limited to any substances, materials or wastes subject to regulation, control, or remediation under Environmental Laws.

       "LAWS" means all laws, statutes, ordinances, regulations, rules, codes, orders, consent decrees, settlement agreements, and governmental requirements (including any ruling or requirement having the effect of law and applicable to Seller) of any federal, state or local government and any other governmental department or agency, and any judgment, decision, decree, writ, injunction, decree, award, ruling or order of any court or governmental agency, department or authority (including the Internal Revenue Service).

       "LEASED REAL PROPERTY" means the real property described in the Leases.

       "LEASEHOLD ESTATES" means all Seller's rights and obligations as lessee under the Leases.

       "LEASEHOLD IMPROVEMENTS" means all leasehold improvements situated in or on the property located at 2151 East Palmdale Boulevard, Palmdale, CA and 2783
W. Avenue L, Lancaster, CA 93536 which is owned by Seller.

       "LEASES" means those real and personal property leases, including operating and capital leases, listed on Schedule 1(d), to which Seller is a party or by which it is bound, that is assumed by Buyer and that relates to the Business or Assets, whether oral or written.

       "PERMITS" means all permits, licenses, certificates and governmental authorizations, approvals, license applications or related certifications necessary for the conduct of, or relating to the operation of, the Business.

       "PAYOR CONTRACTS" means all contracts for the provision of professional medical services, including capitated contracts, with HMOs and other payors listed on Schedule 3.3.

       "SERVICE DATE" means a date on which a patient is rendered service by the Clinics.

                                      ARTICLE II

                             SALE AND PURCHASE OF ASSETS

       Section 2.1 SALE AND PURCHASE OF ASSETS. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall acquire from Seller the Assets.

       Section 2.2 ASSUMPTION OF CERTAIN LIABILITIES. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume those obligations of Seller relating to the Assets set forth on Schedule 2.2, together with responsibility for the expenses and liabilities associated with the ownership and operation of the Business incurred on or after the Closing Date (excluding all indebtedness relating to the Business, the Clinics or the Assets existing on the Closing Date), (collectively, the "Assumed Liabilities"). Except with respect to the foregoing, no expenses and liabilities of any kind whatsoever of the Seller or the Business or relating to the Assets incurred before or existing on the Closing Date shall be assumed by Buyer, and all such expenses and liabilities shall remain the responsibility of Seller. Except as specifically agreed by Buyer pursuant to Section 5.3, Buyer will not assume liability with respect to the employees of Seller, or for any action or inaction relating to any time prior to their date of employment, nor with respect to any claims, liabilities or obligations arising out of any pension, profit sharing or
Section 401(k) plan covering such employees or any claims, liabilities or obligations related in any way to Seller. For purposes of this Section (and without limiting the generality of foregoing), any and all malpractice claims arising from events or occurrences prior to the Closing Date shall be deemed to have been incurred before the Closing Date.

       Section 2.3 PURCHASE PRICE. Upon the terms and subject to the conditions contained herein, Buyer shall deliver to cause to be delivered to Seller, in exchange for the sale, transfer, assignment, conveyance and delivery of Assets, the amount of Seven Hundred Thousand Dollars ($700,000) (the "Purchase Price") which shall be distributed in accordance with Section 3.21 hereof.

       Section 2.4 PAYMENT OF PURCHASE PRICE; MANNER OF PAYMENT. Buyer will deliver the Purchase Price to Seller at the Closing.

       Section 2.5 ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that the Purchase Price shall be allocated among the Assets in the manner required by
Section 1060 of the Code and regulations thereunder.  Buyer and Seller agree to
(i) each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statement Under Section 1060," and (ii) use historical amounts for all Medicare cost reports and Medi-Cal cost reports.

       Section 2.6 PRORATIONS. Seller shall be responsible for all accrued expenses with respect to the Assets accruing before 12:00 midnight on the Closing Date and shall be entitled to revenues from the Assets for the period through 12:00 midnight on the Closing Date. Buyer shall be responsible for and pay all accrued expenses (other than indebtedness not assumed by Buyer) with respect to the Assets accruing on or after 12:01 a.m. on the day after the Closing Date and shall be entitled to receive and retain all revenues from the Assets accruing on or after the Closing Date. In prorating such costs, payments or liabilities, the value of all prepayments and deposits by Seller shall be prorated as of the Closing Date. The balance of such accrued expenses and revenues shall be paid and allocated as follows:

              (a) At the Closing, the following adjustments and prorations shall be made on the basis of a 30-day month as of midnight, Pacific Standard time, on the Closing Date: all federal, state, county and municipal personal property, income, use and employment taxes, and state, county and city license or permit fees, if any, directly attributable to any of the Assets.

              (b) Within sixty (60) days after the Closing Date, the following adjustments and prorations shall be determined as of the Closing Date and the party to whom payment is owed shall receive said payment within said sixty (60) day period:

                     (i) all income from, and expenses of, the cost of utilities and services being furnished to the Assets pursuant to the Contracts or Leases; and

                     (ii) the obligations accrued under all of the Contracts or Leases.

       Section 2.7 CLOSING COSTS; TRANSFER TAXES AND FEES. Seller shall pay any and all documentary and transfer taxes, sales, use or other taxes imposed by reason of the transfers of Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto. Buyer shall pay any fees or costs of recording or filing all applicable conveyancing instruments described in Section 8.2.

       Section 2.8 FAIR MARKET VALUE. The parties agree that the Purchase Price reflects the fair market value of the Assets and Assumed Liabilities. The parties agree that no consideration is or will be paid for the value of any referrals (direct or indirect) to or from Buyer, Seller or West.

                                     ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller hereby represents and warrants to Buyer as follows:

       Section 3.1 ORGANIZATION AND STANDING OF SELLER. Seller is a professional corporation duly organized, validly existing and in good standing under the laws of the State of California and has full power and authority to own and operate the Assets and to carry on the Business as and where it is now being conducted.

       Section 3.2   OWNERSHIP AND CONDITION OF ASSETS.

              (a) TITLE TO CERTAIN ASSETS. Excluding the Leased Real Property, Seller has and will transfer good and marketable title to the Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good title to all of the Assets, free and clear of any Encumbrances.

              (b) LEASED REAL PROPERTY. Schedule 3.2(b) contains a complete and accurate list of all Leased Real Property. With respect to the Leased Real Property, except as disclosed on Schedule 3.2(b), Seller has and will transfer, subject to the terms and conditions of the Leases, to Buyer at the Closing an unencumbered interest in the Leasehold Estates. Seller enjoys peaceful and undisturbed possession of all the Leased Real Property, subject to the rights of the fee owners, and Seller has in all material respects performed all the obligations required to be performed by it with respect thereto through the date hereof.

              (c) EQUIPMENT AND LEASEHOLD IMPROVEMENTS. The Equipment, the Leasehold Improvements and other tangible assets owned, leased or used by Seller in the operation of the Business (i) have no known material defects, (ii) are, to the best knowledge of Seller, in good operating condition and repair, subject to ordinary wear and tear, (iii) are not, to the best knowledge of Seller, in need of maintenance or repair except for ordinary routine maintenance and repair, (iv) constitute all assets currently used in the operation of the Business as presently conducted and (v) are, to the best knowledge of Seller, in conformity, in all material respects, with all applicable laws, ordinances, orders, regulations and other requirements relating thereto currently in effect. Except as contemplated by this Agreement, and the other agreements referred to herein, none of the Equipment or Leasehold Improvements is subject to any commitment or other arrangement for its sale.

       Section 3.3 CONTRACTS. To the best knowledge of Seller, Schedule 3.3 sets forth a complete and accurate list of all contracts material to the condition (financial or other), business or results of operation, of the Business and/or the Assets. Seller has delivered to Buyer true, correct and complete copies of all of the contracts listed on Schedule 3.3, including all amendments and supplements thereto.

       Section 3.4 ABSENCE OF BREACHES OR DEFAULTS. All of the Contracts are, with respect to Seller, and to the best knowledge of Seller are, with respect to all other parties thereto, valid and binding and in full force and effect in accordance with their terms. Seller has duly performed all of its obligations under the Contracts to the extent those obligations to perform have accrued, and no violation of, or default (or condition or event that with notice or lapse of time or both would constitute a default) or breach under any Contract by Seller or, to the best knowledge of Seller, any other party, has occurred and neither Seller nor, to the best knowledge of Seller, any other party, has repudiated any provisions thereof.

       Section 3.5   PERMITS AND GOVERNMENTAL FILINGS.

              (a) PERMITS. Seller has delivered to Buyer complete and correct copies of all Permits material to the Business or to the operations of the Clinics. All such Permits are valid and in full force and effect. Such Permits constitute all permits required to conduct the Business as now being conducted, except such permits whose failure to obtain would not have a material adverse effect on the Assets or the Business. No notice or warning from any authority with respect to the suspension, revocation, or termination of any Permit has been issued or given, nor is Seller aware of the proposed or threatened issuance of any such notice or warning. Seller has delivered to Buyer true, correct and complete copies of (a) the most recent fire marshal's surveys of the Clinics, and (b) the latest reports on the Clinics by any federal, state, county or local governmental authority. Seller has delivered to Buyer true, correct and complete copies of all permits reasonably requested by Buyer.

              (b) FILINGS. Except as disclosed on Schedule 3.5(b) hereto, no notice to, declaration, filing or registration with, or permit from, any governmental or regulatory body or authority is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

       Section 3.6 LITIGATION, ETC. Except as disclosed on Schedule 3.6, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute or arbitral action (collectively, "Actions") pending, or to the best knowledge of Seller, threatened or anticipated (a) against, related to or affecting (i) Seller, the Business or the Assets, or (ii) any shareholder of Seller as such, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement,
(c) that involves the risk of criminal liability, or (d) in which Seller is a plaintiff. There are no unsatisfied judgments against Seller, any shareholder of Seller, the business or the Assets.

       Section 3.7 COURT ORDERS, DECREES AND LAWS. There is no outstanding action, order, writ, injunction, judgment or decree brought or issued by any governmental authority or claim, suit, litigation, proceeding, governmental audit or investigation brought by any governmental authority pending, or to the best knowledge of Seller, threatened or anticipated (a) against, related to or affecting (i) Seller, the Business or the Assets, or (ii) any shareholder of Seller as such, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, or (c) that involves the risk of criminal liability. Seller is not in default with respect to or subject to any judgment, order, writ, injunction, arbitration award or decree of any court or governmental authority, department, agency or instrumentality.

       Section 3.8 AUTHORITY; BINDING EFFECT. Seller has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly approved by Seller. No other proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and such other documents and instruments contemplated by this Agreement constitute the legal, valid and binding obligations of Seller enforceable in accordance with their respective terms subject to general equitable doctrines and the effect of bankruptcy or similar laws affecting creditors' right generally.

       Section 3.9 INSURANCE; MALPRACTICE. Schedule 3.9 is a list of all policies or binders of fire, liability and other forms of insurance policies or binders currently in force relating to the Assets. Seller warrants that it will not terminate any such policies on or prior to the Closing Date.

       Section 3.10 FINDERS OR BROKERS. Seller has not engaged any broker or finder in connection with the transactions contemplated hereunder.

       Section 3.11 ABSENCE OF CHANGES. Except as disclosed in this Agreement or Schedules and Exhibits thereto, since the date of the Seller's 1996 financial statements, and except for actions undertaken after written notice to Buyer, there has not been any:

              (a) material adverse change with respect to the Assets or Business;

              (b) material change in accounting methods, principles or practices by Seller affecting the Assets, its liabilities or the Business;

              (c) sale or other disposition, except in the ordinary course of the Business, of any of the Assets, or replacement of a material Encumbrance on the Assets;

              (d) increase, other than in the ordinary course of the Business and consistent with past practice, in the rate of compensation payable to or to become payable to any director, officer or other employee of Seller or any consultant, representative or agent of Seller, including without limitation the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such person, or the addition to, modification of, or contribution to any Employee Benefit Plan arrangement or practice other than (i) contributions to Employee Benefit Plans made for 1996 in accordance with the normal practices of Seller, (ii) the extension of coverage to participants in Employee Benefit Plans who became eligible after the date of the 1996 financial statements, (iii) reductions in health care benefits; or

              (e) existence of any other event or condition that in any one case or in the aggregate has or might reasonably be expected to have a material adverse effect on the Assets or the business.

              Except as otherwise provided in this Agreement or the exhibits or Schedules thereto, since the date of the 1996 financial statements, Seller has operated the business in the ordinary course consistent with Seller's past practice so as to preserve the business and its goodwill intact, and to keep available to the Business the services of Seller's employees, except for changes in the ordinary course of business.

       Section 3.12  TAX AND THIRD-PARTY PAYOR DEFICIENCIES.

              (a) Seller has timely filed with the appropriate taxing authorities all returns in respect of Taxes (collectively, the "Tax Returns") required to be filed through the date hereof and will timely file any such Tax Returns required to be filed after the date hereof on or prior to the Closing date. Also all of such Tax Returns are (or when filed, will be) complete and accurate in all material respects. Seller has not requested any extension of time within which to file any Tax Returns. Seller has delivered (and will deliver) to Buyer complete and accurate copies of all of Seller's Tax Returns filed through the date hereof (and the Closing Date).

              (b) All Taxes, in respect of periods beginning before the Closing Date, have been timely paid or an adequate reserve has been established therefor, as set forth in the Disclosure Schedule or the Financial Statements (as defined in Section 3.13), and Seller does not have any liability for Taxes in excess of the amounts so paid or reserves so established. No material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against Seller. Except as set forth on Schedule 3.12(b), to the best knowledge of Seller, there are no pending, scheduled or threatened audits, investigations or claims by or discussions with any governmental authority with respect to Taxes that in the reasonable judgment of Seller are likely to result in a material increase in its liability for Taxes. There are no liens for Taxes on any Asset or Assets.

              (c) Seller has duly and timely filed all reports and returns required to be filed with any governmental authority relating in any manner to any Assets the failure of which to file could materially adversely affect the Seller's operations.

       Section 3.13 FINANCIAL STATEMENTS AND BOOKS OF ACCOUNTS. Seller has furnished Buyer with financial statements for 1995 and 1996 (the "Financial Statements"). To the best knowledge of Seller, the Financial Statements (a) are in accordance with the Seller' books and records pertaining to the Assets or the Business, (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (c) fairly and accurately present the assets, liabilities (including all reserves) and financial position of Seller as of the respective dates thereof and the revenues and expenses and changes in cash flows for the periods then ended based on the best information available at the time (subject, in the case of any interim Financial Statements, to normal year-end adjustments).

       Section 3.14 LIABILITIES. Except as disclosed in Schedule 3.14 or elsewhere on the Disclosure Schedule, Seller has no material liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured), including without limitation Tax liabilities due or to become due, except (a) liabilities that are reflected and reserved against on the 1996 Financial Statements, that have not been paid or discharged since the date thereof, (b) liabilities arising under Contracts, Leases or Permits described in the Disclosure Schedule and (c) liabilities incurred since the date of the 1996 Financial Statements in the ordinary course of the Business and consistent with past practice, none of which individually or in the aggregate, has or would have a material adverse effect on the Business or Assets.

       Section 3.15 COMPLIANCE WITH LAW AND OTHER REGULATIONS. To the best knowledge of Seller, (i) Seller has not violated and is in compliance with all Laws relating to the Assets or the Business, and (ii) the Business has not been conducted in violation of any Laws relating to the Assets or the Business, and is in compliance with all such Laws; except in the case of (i) or (ii) above where the violation or failure to comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Assets or the Business.

       Section 3.16 CREDITOR'S ARRANGEMENTS. Seller has no arrangement with creditors not made in the ordinary course of business except as disclosed in writing to Buyer, nor has an involuntary or voluntary petition in bankruptcy been filed by or against Seller.

       Section 3.17  EMPLOYEE PLANS.

              (a) Schedule 3.17(a) lists each "employee benefit plan" (as that term is defined in Section 3(s) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that Seller maintains or to which Seller contributes or is required to contribute with respect to employees of Clinics, including each "multi-employer plan" as defined in Section 3(37) of ERISA, to which Seller has contributed or been obligated to contribute with respect to employees of the Clinics, each "employee pension benefit plan" as defined in
Section 3(2) of ERISA (other than a multi-employer plan) to which Seller contributes or is required to contribute with respect to employees of Clinics, each deferred compensation plan, bonus plan, severance or termination plan or other employee benefit plan with respect to employees of the Clinics.

              (b) Schedule 3.17(b) lists any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom, informal understanding or otherwise, which does not constitute an "employee benefit plan" within the meaning of Section 3(3) of ERISA.

              (c) Schedule 3.17(c) lists any written employment agreement not terminable upon 30 days' or less written notice without further liability.

              (d) A true and correct copy of each of the plans, arrangements or agreements listed on Schedule 3.17(a), 3.17(b), and 3.17(c) (the "Employee Benefit Plans") and all contracts relating thereto or the funding thereof, each as in effect on the date hereof, have been or will be supplied to Buyer by Seller.

              (e) Except as set forth on Schedule 3.17(e), each Employee Benefit plan complies and has been administered in form and in operation in all material respects with all applicable requirements of Law, and, to the best knowledge of Seller, no event has occurred which will or could cause any such Employee Benefit Plan to fail to comply with such requirements. Seller has not engaged in any "prohibited transaction" within the meaning of ERISA.

                     Seller has no liability or contingent liability to provide medical, dental, life, accidental death and dismemberment, or long-term disability benefits from its general assets (other than to pay insurance premiums) and, with respect to each Employee Benefit Plan, all required contributions including, but not limited to, premium payments, have been paid.

              (f) Seller has no liability or contingent liability for providing, under any Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and
Section 4980B of the Code or applicable state law.

       Section 3.18 LABOR PROBLEMS. Seller is not a party to any collective bargaining agreement with respect to its employees, nor, to Seller's best knowledge, are any discussions taking place with respect to any such collective bargaining agreement. Except as set forth on Schedule 3.18, there is no labor disturbance pending or, to the best knowledge of Seller, threatened, against Seller nor is any grievance currently being asserted, and Seller has not experienced a work stoppage or other labor difficulty. There is no unfair labor practice charge or complaint pending before any government agency arising out of the conduct of the Business.

       Section 3.19  ENVIRONMENTAL MATTERS.

              (a) To the best knowledge of Seller, Seller is in material compliance with, and at all times has been in material compliance with, all Environmental Laws, except to the extent that noncompliance would not have a material adverse effect on Seller.

              (b) There are no existing or, to the best knowledge of Seller, potential Environmental Claims against Seller; nor has Seller received any notification or knowledge of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release, or threatened release at any location of any Hazardous Substance generated or transported by Seller.

              (c) (i) no underground tank or other underground storage receptacle for Hazardous Substances is currently located on the Leased Real property and, to the best knowledge of Seller, there have been no releases or threatened releases of any Hazardous Substances from any such underground tank or related piping; (ii) there have been no releases or threatened releases of Hazardous Substances in quantities exceeding the reportable quantities, as defined under federal or state law, by Seller on, upon, or into the Leased Real Property other than those authorized by Environmental Laws; (iii) to the best knowledge of Seller, there have been no such releases or threatened releases by Seller's predecessors and no releases or threatened releases in quantities exceeding the reportable quantities as defined under federal or state law on, upon, or into the Leased Real Property other than those authorized by Environmental Laws which, through soil or ground water contamination, may have come to be located on the

Leased Real Property; and (iv) to the best knowledge of Seller, there are no PCBs or asbestos located at or on the Leased Real Property.

              (d) There are no consent decrees, consent orders, judgments, judicial or administrative orders, agreements with, or liens by, any governmental authority relating to any Environmental Laws which regulate, obligate, or bind Seller.

              (e) True, complete and correct copies of any written environmental reports, audits, or assessments that may have been conducted, either by Seller or any person engaged by Seller for such purpose, at the Leased Real property have been delivered to Buyer and a list of all such reports, audits, and assessments is set forth on Schedule 3.19.

       Section 3.20 ACCURACY OF REPRESENTATIONS. No representation or warranty by Seller in this Article III or elsewhere in this Agreement, or in any certificate or document furnished or to be furnished by Seller pursuant hereto, contains or will contain, when read in conjunction with the exhibits hereto, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. This section shall not expand or diminish Seller's representations, covenants and warranties contained in this Article III or elsewhere in this Agreement.

       Section 3.21 DISTRIBUTION OF PURCHASE PRICE. Seller and J. Robert West represent and covenant that the entire Purchase Price will be distributed to the secured and unsecured creditors of Seller in accordance with their respective interests, and that neither Seller nor J. Robert West shall retain any part of the Purchase Price. Seller and J. Robert West further agree to use their best efforts to obtain releases from all unsecured creditors acknowledging that their respective claims have been paid and that they will not seek further payment from Buyer.

       Section 3.22 UCC SEARCH. The parties acknowledge that a Search Report evidencing a search of Uniform Commercial Code filings revealed a number of liens against assets owned by entities with names similar to Seller's. Seller represents and warrants to Buyer that the liens filed against assets of the following entities are not liens against any of the assets of Seller, including particularly the Assets: Western Medical, located in Anaheim, California; Western Medical Group, a partnership located in Torrance, California; and L.A. Urgent Medical Center d/b/a Western Medical Group, located in Los Angeles, California.

       Section 3.23 MEDICARE/MEDICAID CONVICTIONS OR INVESTIGATIONS. Neither Seller nor any physician or other health care professional who renders services on behalf of the Seller is currently under investigation or prosecution for, nor has Seller or any such physician or other health care professional has been convicted of: (i) any offense related to the delivery of an item or service under the Medicare or Medicaid programs; (ii) a criminal offense related to neglect or abuse of patients in connection with the delivery of a health care item or service; (iii) fraud, theft, embezzlement or other financial misconduct in connection with the delivery of a health care item or service, (iv) unlawful manufacture, distribution, prescription or dispensing of a controlled substance or (v) obstructing an investigation of any crime referred to in subparagraphs
(i) through (iv) above.

       Section 3.24 MEDICARE/MEDICAID CERTIFICATION/EXCLUSIONS. Seller is certified for participation in the Medicare and Medicaid programs and such certifications are valid and in full force and effect and is not impaired in any way. Neither Seller nor any physician who renders health services on behalf of the Seller has been excluded from participating in the Medicare or Medicaid programs.

                                      ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants as follows:

       Section 4.1 ORGANIZATION AND STANDING OF BUYER. Buyer is a professional corporation duly organized, validly existing and in good standing under the laws of the State of California, is qualified to transact business in all jurisdictions in which such qualification is required and has full corporate power and authority to own and operate its properties and assets and to carry on its business as and where it is now being conducted.

       Section 4.2 AUTHORITY; BINDING EFFECT. Buyer has full power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Buyer has taken all action required by law in order to perform the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and such other documents and instruments contemplated by this Agreement constitute the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms except as limited by general equitable principles and the effect of bankruptcy or similar laws affecting creditors' rights generally.

       Section 4.3 NO FINDERS OR BROKERS. Neither Buyer nor any officer or director thereof has engaged any finder or broker in connection with the transactions contemplated hereunder.

       Section 4.4 LITIGATION; COURT ORDERS. There is no litigation, arbitration, proceeding, either pending or threatened, or outstanding orders, writs, injunctions or decrees of any court, governmental agency or tribunal that prevents Buyer from consummating the transactions contemplated by this Agreement.

       Section 4.5 ACCURACY OF REPRESENTATIONS. No representation or warranty by Buyer in this Article IV or elsewhere in this Agreement, or in any certificate or document furnished or to be furnished by Buyer pursuant hereto, contains or will contain, when read in conjunction with the exhibits hereto, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. This section shall not expand or diminish Buyer's representations, covenants and warranties contained in this Article IV or elsewhere in this Agreement.

                                      ARTICLE V

                            COVENANTS OF BUYER AND SELLER

       Seller and Buyer each covenant with the other as follows:

       Section 5.1 FURTHER ACTS AND ASSURANCES. Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement; (ii) to execute any documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder; and (iii) to cooperate with each other in connection with the foregoing, including using their respective best efforts (a) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases; PROVIDED, HOWEVER, that neither party shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals; (b) to obtain all necessary Permits as are required to be obtained under any applicable Law; (c) to effect all necessary registrations and filings, including without limitation submissions of information requested by governmental authorities; and (d) to fulfill all conditions to this Agreement.

       Section 5.2 INSPECTIONS. Seller shall give to Buyer and its authorized representative(s), until the Closing or termination of this Agreement, reasonable access during normal business hours, after at least 24 hours' prior notice, to all of the Assets. Seller shall similarly give to Buyer, or its authorized representative(s), access to all books, contracts, documents, records, financial statements and tax returns that relate to the Assets, including the right to photocopy such documents at Buyer's expense, and shall furnish to such persons any other information concerning said Assets that may be reasonably requested. All documents and information so furnished by Seller to Buyer shall be held by Buyer in confidence, and the information contained in such documents shall not be shown or disclosed to any persons other than Buyer's employees or authorized representatives and agents.

       Section 5.3   EMPLOYEES.

              (a)    Seller shall provide to Buyer before the Closing a Schedule
5.3 which will contain a complete and correct list of all of Seller's employees as of the Closing Date and setting forth their job descriptions and compensation (including all accrued benefits) and Seller will provide a copy of the paid payroll for the month of September, 1997. Except as set forth in Schedule 5.3, Seller has no written or oral agreements with any such employees regarding their employment.

              (b) Seller shall terminate the employment of all employees effective as of midnight on the Closing Date. Effective as of the Closing Date, Buyer shall offer to hire only those employees of Seller which Buyer shall select.

              (c) Seller shall pay all salaries and employee contractual obligations with regard to employee benefits for all employees accrued prior to the Closing and listed in the attached Schedule 5.3. It is understood that the employee benefits listed in Schedule 5.3 are estimated benefits outstanding as of September, 1997 and that, as of the Closing, Seller shall pay all salaries and employee contractual obligations that have accrued prior to the Closing Date. Buyer shall not assume any employee benefits obligations for employees accrued prior to Closing.

       Section 5.4 RETURNS, NOTICES AND REPORTS. With respect to closing returns, notices and reports:

              (a) After the Closing, Seller shall promptly file all closing returns, notices and reports of every kind and nature required by federal, state and local governments, or any subdivision thereof, with respect to the Assets and Business, and tender all sums payable relating to Seller's ownership of the Assets and operation of the business.

              (b) After the Closing, Buyer shall promptly file all necessary returns, notices, reports and applications, and other matters required with respect to the Assets and Business, by any of the governmental authorities referred to in the preceding subparagraph 5.4(a) relating to Buyer's ownership of the Assets and Business and Buyer shall tender all sums payable relating to Buyer's ownership of the Assets and operation of the Business.

              (c) Both Buyer and Seller agree to report this transaction for third-party reimbursement purposes and to file any other reports required by appropriate governmental agencies or authorities in accordance with the allocation established for each of the Assets. Seller shall pay all Medicare program termination liability resulting from this sale, including all Medicare program recapture, if any. Notwithstanding any provision in this Agreement to the contrary, Buyer agrees that any Medicare program recapture which results from the sale of the Assets shall be retained by Seller. Sales tax resulting from this sale, if any, shall be borne by Seller.

       Section 5.5 CONDUCT OF BUSINESS PRIOR TO CLOSING. Except as otherwise required by this Agreement or consented to in writing by Buyer, from the date hereof until the Closing Date, Seller shall:

              (a) operate the Business in the ordinary course of business and consistent with past practice;

              (b) maintain the Assets in good repair, order and condition, except for ordinary wear and tear;

              (c) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

              (d) discharge all of its liabilities and obligations and perform all of its duties as they become due under all Contracts and Leases;

              (e) maintain the books of account and records for the Business in the usual, regular and ordinary manner;

              (f) materially comply with all statutes, laws, ordinances, rules and regulations applicable to Seller, the Assets and the Business;

              (g) maintain all Permits necessary for operation of the Business in full force and effect and comply with all applicable terms and conditions of such Permits;

              (h) not adopt, amend or terminate any Employee Benefit Plan, except as may be required by applicable law or regulation and not make any changes with respect to its practices regarding the accrual or payment of its obligations under any such plans;

              (i) not agree to take any of the actions set forth in the foregoing clauses (a) through (h) of this paragraph.

       Section 5.6 NOTIFICATION OF CERTAIN MATTERS. From the date hereof through the Closing, Seller shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (without duplication of any materiality standard contained therein) and (b) any material failure of Seller to comply with any covenant to be complied with by Seller under this Agreement; PROVIDED, HOWEVER, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. From the date hereof through the Closing, Seller shall promptly notify Buyer if it becomes aware that a party to a Contract or Lease intends to terminate such Contract or Lease or refuses to consent to the assignment of such Contract or Lease in connection with the transactions contemplated hereby.

       Section 5.7 CHANGED CIRCUMSTANCES. In the event of a material change in any Law applicable to the Assets, the Business or this Agreement or the relationships between the parties hereto rendering any of the same illegal, this Agreement shall not automatically terminate, but Buyer and Seller shall each have the right to require the other party to attempt to renegotiate the terms of this Agreement to bring the transaction into compliance with the Law. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between Buyer and Seller.

       Section 5.8 CERTAIN LIABILITIES. After the execution of this Agreement, each party agrees to promptly notify the other party of any material liability or potential material liability of Seller under any item not constituting an Assumed Liability.

                                      ARTICLE VI

                  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

       The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

       Section 6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such time. Buyer shall have performed in all material respects all covenants required hereby to be performed by it prior to the Closing. If any schedule is not completed prior to the Closing Date, the parties shall use their best efforts to complete such Schedule as soon as practicable after the Closing.

       Section 6.2 LITIGATION. No action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Seller materially if the transactions contemplated hereby are consummated. There shall not be any Law that makes the sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

       Section 6.3 CERTIFICATES AND CORPORATE DOCUMENTS. Buyer shall furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VI as may be reasonably requested by Seller.

                                     ARTICLE VII

                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

       The obligations of Buyer to consummated the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

       Section 7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such time. Seller shall have performed in all material respects all covenants required hereby to be performed by it prior to the Closing.
       Section 7.2 LITIGATION. No Action by any governmental authority or other person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby and that could reasonably be expected to damage Buyer materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing. There shall not be any Law that makes the purchase of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

       Section 7.3 CONSENTS; LEASES. (a) All waivers and consents necessary to transfer the Contracts and Leases shall have been obtained, and Buyer shall have been able to negotiate leases of the real property on which the Clinics are located on terms and conditions satisfactory to Buyer. (b) Each HMO contract listed on Schedule 3.3 shall be assigned to Buyer in a form satisfactory to Buyer which shall include the following: (i) agreement by HMO that there will be no recourse or right of offset of any risk pool funds against Buyer for any claims of HMO arising prior to the Closing; (ii) agreement to pay any risk pool funds to Buyer after the Closing (subject to Buyer's obligation to pay the prorata share of such risk pool funds to Seller which relate to the period of time prior to the Closing) and (iii) right of Buyer to terminate the contract on 60 days notice.

       Section 7.4 PERMITS. Approval of any Permits that need to be obtained to operate the Business before the Closing shall have been obtained.

       Section 7.5 REGULATORY APPROVALS. Buyer shall have received no adverse comment from any regulatory agency pertaining to the transactions contemplated by this Agreement prior to the Closing Date that cannot be corrected within a reasonable period of time following the Closing and without minimal expense.

       Section 7.6 DUE DILIGENCE REVIEW. The outcome of Buyer's due diligence review of the Business and Assets shall have been satisfactory to Buyer.

       Section 7.7 FINANCIAL STATEMENTS. Buyer shall have received from Seller copies of the Financial Statements.

       Section 7.8 CERTIFICATES. Seller shall furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Buyer.

       Section 7.9 RECEIPT OF TRANSFER DOCUMENTS. Seller shall have executed and delivered each of the documents described in Section 8.2(a) hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Assets, and Seller have filed (where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer's counsel.

       Section 7.10 EMPLOYEE TERMINATION. All employees of the Clinics are to be properly terminated and all liabilities associated with such employees shall be satisfied.

                                     ARTICLE VIII

                                       CLOSING

       Section 8.1 CLOSING. The Closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at Milller & Holguin, unless the parties hereto otherwise agree. In the event either Seller or Buyer has not fully and completely performed all of the terms and conditions of this Agreement on their respective parts to be performed at the Closing Date, including, but not limited to, obtaining government approvals that can be obtained before the Closing, the Closing Date shall be automatically extended for the period necessary to complete such performance or satisfy said conditions, but in no event to exceed thirty (30) days. During such extension, the nonperforming party shall use good faith, reasonable effort and due diligence to complete such performance, and all parties shall use good faith, reasonable effort and due diligence to satisfy all terms and conditions of this Agreement. Nothing stated in this Section shall constitute a release of a nonperforming party from liability arising under this Agreement, including but not limited to, damages arising under this Agreement occasioned by failure of such performance on or before the Closing date as extended in accordance with this Section.

       Section 8.2   CONVEYANCES AT CLOSING.

              (a) INSTRUMENTS AND POSSESSION. To effect the sale and transfer of the Assets, Seller will, at the Closing, execute and deliver to
Buyer:

                     (i) one or more bills of sale, in the form attached here to as Exhibit "A," conveying in the aggregate to Buyer all of Seller's owned personal property included in the Assets;

                     (ii)   assignments of all Contracts;

                     (iii) such other instruments as shall be requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof.

              (b) FORM OF INSTRUMENTS. If a form of any document to be delivered hereunder is not attached as an exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner reasonably satisfactory to Buyer and Seller.

              (c)    CERTIFICATES; CLOSING CONDITIONS.   Buyer and Seller shall
deliver the certificates and other items described in Articles VI and VII.

       Section 8.3 DELIVERIES BY BUYER. On the Closing Date, Buyer shall deliver to Seller the Purchase Price as provided for in Section 2.3.

                                      ARTICLE IX

                          RISK OF LOSS; CERTAIN ASSIGNMENTS

       Section 9.1 RISK OF LOSS. From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Assets shall be borne by Seller, and thereafter shall be borne by Buyer. If any material portion of the Assets is destroyed or damaged by fire or any other cause prior to the Closing, other than use, wear or loss in the ordinary course of the Business, Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, that Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within ten (10) calendar days after receipt of Seller's notice or if there are not ten (10) calendar days remaining prior to the Closing date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and the full Purchase Price shall be paid for such Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned, to Buyer without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to Seller.

       Section 9.2 CERTAIN ASSIGNMENTS. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer to Buyer any Asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach thereof or a breach of Law or in any way adversely affect the rights of Buyer with respect thereto. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights with respect thereto so that Buyer would not receive all such rights, Seller will cooperate with Buyer in all reasonable respect without liability to Seller, to provide to Buyer the benefits with respect to any such Asset, including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party arising out of the breach or cancellation by such third party or otherwise. If any Asset determined in the sole discretion of Buyer to be material to the transaction is not transferable pursuant to the provisions of this Section, Buyer may terminate this Agreement.

                                      ARTICLE X

                             ACTIONS BY SELLER AND BUYER
                                  AFTER THE CLOSING

       Section 10.1  COLLECTION.

              (a) At the Closing, Buyer will acquire hereunder, and thereafter Buyer shall have the right and authority to collect for Buyer's account, all receivables accruing after the Closing Date and other items that constitute a part of the Assets, and Seller shall within forty-eight (48) hours after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Buyer any documents or checks received on account of or otherwise relating to any such receivables or other items.

              (b) Buyer shall pay to Seller (or its assignee as directed in writing by Seller) any risk pools, withholds or profit sharing funds related to services performed prior to the Closing within 15 days of its receipt of such funds.

       Section 10.2  BOOKS AND RECORDS.   Each party agrees that it will
cooperate with and make available to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business
purpose.   The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees. Buyer will retain such books and records in accordance with its corporate records retention policy or as required by law, whichever requires retention for a longer period.

       Section 10.3  INDEMNIFICATIONS.

              (a) BY SELLER. Seller shall indemnify, save and hold harmless Buyer, its affiliates and subsidiaries, and its and their respective representatives, from and against any and all costs, losses, Taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses, including, without limitation interest, penalties, costs of mitigation or remedial action, lost profits, response costs and other losses resulting from any shutdown or curtailment of operations, reasonable attorneys' fees and all amounts paid in defense or settlement of any of the foregoing (herein "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Seller in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Seller in or pursuant to this Agreement; or (iii) all liabilities other than Assumed Liabilities.

                     Seller's obligation to indemnify Buyer, and Buyer's obligation to indemnify Seller, shall not limit any other rights, including, without limitation, rights of contribution, which either party may have under statute or common law.

              (b) BY BUYER. Buyer shall indemnify, save and hold harmless Seller, its affiliates and their respective representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Buyer in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement; or (iii) the operation of the Business or the Assets from and after the Closing.

              (c) COOPERATION. The indemnified party shall cooperate in all reasonable respects with the indemnifying party in the investigation, trial and defense of any lawsuit or action that may be subject to this Section 10.3 and any appeal arising thereform; PROVIDED, HOWEVER, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notivications to insurers.

              (d) DEFENSE OF CLAIMS. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to
Section 10.3, give written notice (a "Claim Notice") to the indemnification may be sought under this Section 10.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; PROVIDED, HOWEVER, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defenseof the lcaim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

              (e)    BROKERS AND FINDERS.  Pursuant to the provisions of this
Section 10.3, each of Buyer and Seller shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation that may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

       Section 10.4 TAXES. Seller shall pay, or cause to be paid, when due all Taxes for which Seller is or may be liable or that are or may become payable with respect to all taxable periods ending on or prior to the Closing Date.

       Section 10.5 DEPOSITS AND OTHER PROCEEDS DUE SELLER. Within 10 days of reeipt by Buyer or Seller of any funds, deposits or other proceeds properly belonging to the other party hereunder, said funds shall be deposited by the recipient in the account designated by the other party for such purpose.

       Section 10.6 INSURANCE. Seller agrees to maintain and pay all premiums on "tail" coverage for its malpractice insurance policies for a period of 24 months after the Closing. One-half of such cost will be paid at Closing by Seller; the remaining cost will be paid in monthly installments over a 12 month period.

                                      ARTICLE XI

                                      NONCOMPETE

       Seller and the shareholder of Seller acknowledges and agrees that he is selling all of the operating assets of the Clinics, together with the goodwill thereof, pursuant to this Agreement. For adequate consideration, the receipt of which is acknowledged, West covenants and agrees:

              (a) that he will not practice medicine within a 15-mile radius of either Clinic (except as otherwise contemplated in this Agreement) for so long as Buyer or any person deriving title to the goodwill from the Buyer, owns or controls the operations of the Clinics; provided, however, that this restriction shall not exceed a period of ten years after the Closing Date. Notwithstanding the foregoing, Buyer agrees that J. Robert West may continue his current dermatology practice located in Lancaster, California.

              (b) He agrees not to use or divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any confidential information of any kind, nature or description concerning any matters materially affecting or relating to the business of Clinics, including without limiting the generality of the foregoing, the names of or data relating to any of its patients or clients, its marketing methods and related data, utilization data, provider contract terms, the prices and fees it obtains or has obtained or at which it sells or has sold its products or services, lists or other written records used in the business of Clinics, compensation paid to employees and other terms of employment, or any other confidential information of, about, or concerning the business of Clinics, its manner of operation or other confidential data of any kind, nature, or description, the parties hereto stipulating that as between them, the same are important, material and confidential trade secrets and affect the successful conduct of the business of Clinics and its goodwill.

              (c) West will not directly or indirectly, either individually or on behalf of or as a provider for any person or entity other than Buyer whose business competes with the business of Buyer, (i) advise any plan member or patient to disenroll from Buyer, or (ii) solicit any plan member or patient or any plan member's or patient's employer to become enrolled with any other health maintenance organization, provider organization, or any other similar hospitalization or medical payment plan or insurance program. West shall use his, her or its best efforts to ensure that no employee, agent or independent contractor of West makes any derogatory remarks regarding Buyer to any plan member, plan member's employer, health plan or health maintenance organization.

              (d) If any term or provision of this Section is determined to be illegal, unenforceable or invalid in whole or in part for any reason, such illegal, unenforceable or invalid provision or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement. If any provision or part thereof of this Section is stricken from this Agreement, in accordance with the provisions of this Section, then the stricken provision shall automatically be replaced to the extent possible, with a legal, enforceable and valid provision which is as similar in tenor to the stricken provision as is legally possible.

                                     ARTICLE XII

                                    MISCELLANEOUS

       Section 12.1  TERMINATION.

              (a) TERMINATION. This Agreement may be terminated at any time prior to the Closing Date (or the Closing Date as extended pursuant to the terms of Section 8.1;

                     (i)    By mutual written consent of Buyer and Seller;

                     (ii) By Buyer if there is a material breach of any representation or warranty set forth in Article III hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date; or

                     (iii) By Seller if there is a material breach of any representation or warranty set forth in Article IV hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Article VI to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date.

              (b) IN THE EVENT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 12.1(a).

                     (i) Each party will redeliver to the party furnishing the same all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof;

                     (ii) The provisions of Sections 12.13 shall continue in full force and effect; and

                     (iii) No party hereto shall have any liability or further obligation to any other party to this Agreement, except as stated in Sections
(i) and (ii) of this Section 12.1(b).

       Section 12.2 EXPENSES. Except as otherwise provided in this Agreement, all expenses of the preparation of this Agreement and of the transactions contemplated by this Agreement, including, without limitation, counsel fees, accounting fees, recording fees, investment advisers' fees and disbursements, shall be borne by the respective parties incurring such expense, whether or not such transactions are consummated.

       Section 12.3 NOTICES. All notices, demands and other communications required or permitted hereunder shall be deemed given if delivered in person or mailed by certified mail, postage prepaid, addressed as follows:

       Seller:
                     ------------------------

                     ------------------------

                     ------------------------

       Buyer:        Pegasus Medical Group, Inc.
                     18200 Yorba Linda Blvd., Suite 409
                     Yorba Linda, CA 92686

or to such other address as any party may designate by notice to the other parties.

       Section 12.4 ENTIRE AGREEMENT. This Agreement, the Exhibits and the Schedules delivered pursuant hereto constitute the entire contract between the parties hereto pertaining to the subject matter of and thereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and there are no representations, warranties or other agreements between the parties in connection with the subject matter hereof or thereof, except as specifically set forth herein or therein. To the extent that the provisions of the Exhibits or Schedules to be attached hereto conflict with the provisions of this Agreement, the provisions of this Agreement shall control.

       Section 12.5 THIRD PARTY BENEFICIARIES. The parties intend that the benefits of this Asset Purchase Agreement shall inure only to Buyer, Seller and West except as expressly so stated herein. It is expressly agreed that Sierra Primary Care Medical Group, Inc. ("Sierra") is to be considered a third party beneficiary of this Agreement. Notwithstanding anything contained herein, or any conduct or course of conduct by any party hereto, before or after signing this Asset Purchase Agreement, this Asset Purchase Agreement shall not be construed as creating any right, claim or cause of action against Buyer, Seller, West or Sierra by any other person or entity.

       Section 12.6 GOVERNING LAW. The validity and construction of this Agreement shall be governed by the laws of the State of California.

       Section 12.7 SECTION HEADINGS. The Section headings are for reference only and shall not limit or control the meaning of any provision of this Agreement.

       Section 12.8 WAIVER. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

       Section 12.9 EXHIBITS. All Exhibits and Schedules referred to in this Agreement are integral parts of this Agreement as if fully set forth herein.

       Section 12.10 SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

       Section 12.11 AMENDMENTS. This Agreement may be amended, but only in writing, signed by the parties hereto.

       Section 12.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument.

       Section 12.13 PRESS RELEASES. Except as may be required by law, neither Buyer nor Seller shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior written
approval of the other party.   Buyer may, at its discretion, issue or make an
appropriate written approval of the other party. Buyer may, at its discretion, issue or make an appropriate press release or public announcement after the Closing.

       Section 12.14 CONFIDENTIALITY. All information disclosed by either party to the other pursuant to this Agreement shall be considered confidential and neither party shall disclose any such information other than: (i) (a) to their respective officers, directors, employees, attorneys, accountants and agents, and (b) to government authorities; or (ii) in response to a subpoena or court order, provided that before such information is so disclosed, the party subpoenaed or ordered to disclose such information shall first give the other party notice so that such party may seek a protective order or other appropriate remedy.

       Section 12.15 SEVERABILITY. If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

       Section 12.16 REMEDIES. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        BUYER:

                                        PEGASUS MEDICAL GROUP, INC.




                                        By:  /s/ Jacob Y. Terner, M.D.
                                             --------------------------------
                                             Jacob Y. Terner, M.D., President

                                        SELLER:

                                        MARVIN L. GINSBURG, M.D.
                                        Medical Corporation
                                        d/b/a A.V. Western Medical Group, Inc.

                                        By:  /s/ J. Robert West
                                             --------------------------------

     The undersigned, being the sole shareholder of Seller, has reviewed and hereby consents to the transactions contemplated in this Agreement, including but not limited to, the provisions of Article XI.


                                        /s/ J. Robert West
                                        -------------------------------------
                                             J. ROBERT WEST

                                     EXHIBITS TO
                               ASSET PURCHASE AGREEMENT


     1(a)      List of Equipment, Furniture and Other Items
     1(b)      List of Contracts to be Assumed by Buyer
     1(c)      Excluded Artwork
     1(d)      List of Leases and Personal Property to be Assumed by Buyer
     2.2       Assumed Liabilities
     3.2(b)    List of Leased Real Property
     3.3       List of All Contracts
     3.5(b)    Disclosure re Governmental Filings
     3.6       Litigation
     3.9       List of Insurance Policies
     3.12(b)   Disclosure re Audits
     3.14      Liabilities
     3.17(a)   Employee Plans
     3.17(b)   Other Employee Benefits
     3.17(c)   Employment Agreements
     3.17(e)   Disclosure re Employee Benefit Plans
     3.19      Environmental
     5.3       Employee List; Employee Plans to be Assumed by Buyer


(1) The Registrant hereby undertakes to provide to the Securities and Exchange Commission upon request copies of any of the exhibits listed above not otherwise filed with this Form S-1 Registration Statement as noted above.